FUND ACCOUNTING AND REPORTING AGREEMENT

FUND ACCOUNTING AND REPORTING AGREEMENT dated as of June 1, 2007 between RFMC Global Directional Fund, L.P., a Delaware Limited Partnership (“Client”) and LAMP Technologies LLC, a Delaware limited liability company (“LAMP ”).

W I T N E S S E T H:
WHEREAS, Client desires to engage LAMP to provide fund accounting and reporting services to Client and certain of its affiliated investment funds (the “Funds”); and
WHEREAS, Client and LAMP wish to enter into this Agreement in order to set forth the terms and conditions upon which LAMP will render such services to Client.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereby agree as follows:

1. Basic Services.  Beginning on July 1, 2007 (the “Effective Date”), Client agrees to retain LAMP to provide, and LAMP agrees to use its best efforts to provide, the fund accounting and reporting services set forth in Exhibit A for funds requiring trade-level processing (“CPO Portfolios”), attached hereto and incorporated herein by reference, and in Section 2 hereof. The Client and LAMP will work together to transition the Funds Listed in Exhibit F.  LAMP will only be responsible for additional services expressly agreed to by it in writing. LAMP shall have no responsibility for compliance with federal securities or commodities laws, rules or regulations, state securities laws, rules or regulations or the rules or regulations of any self-regulatory organization.

For CPO Portfolios, Exhibit B, attached hereto and incorporated herein by reference, lists the current brokers and dealers carrying the Funds’ accounts and Exhibit C lists the advisors that trade for such CPO Portfolios. Client hereby acknowledges that not every broker, dealer or advisor is capable of producing transaction data in an electronic transmission in acceptable formats to LAMP and that LAMP may not be able to provide fund accounting and reporting services at the compensation level described herein with respect to accounts carried at non-complying brokers. The compensation described herein and LAMP’s obligations are specifically dependent upon the ability, accuracy, consistency and timeliness by which each of the Funds’ brokers and advisors provides the required data in acceptable formats to LAMP for all transactions related to the instruments traded. Client shall provide LAMP with notice of any addition to the brokers and/or dealers listed on Exhibit B and advisors listed in Exhibit C at least thirty (30) days in advance of the establishment of a new account in order that LAMP can determine if the broker and/or advisor is able to comply with electronically transmitted file formats acceptable to LAMP. Client shall also provide at least ten (10) days in advance of the commencement of trading by any new trading advisors copies of advisory contracts and other documentation relating to such new trading advisors. Client acknowledges that if LAMP does not receive daily transactional data from the Advisor in an acceptable electronic format the position data then requires manual entry into LAMP’s system and additional per transaction charges will apply and delays in report delivery may occur.

Client is to meet all obligations included in Exhibit D for CPO Portfolios, attached hereto and incorporated herein by reference, time being of essence.

LAMP will be entitled to rely on information provided by Client, the Funds and their legal counsel, auditors, advisors, brokers administrators and other service providers, LAMP shall have no duty to provide such information or to make an independent investigation as to any information so provided to determine the facts necessary for the provision of such services, including, without limitation, information with regard to their financial activities, valuations of the Funds’ investments, and all other underlying facts as may be required for the preparation of reports.

Client and its agents (e.g., the Funds’ counsel, creditors, advisors, brokers and administrators) shall deliver to LAMP, on a timely basis, all information necessary to enable LAMP to provide the services contemplated to be performed by it on a timely and efficient basis. This obligation of Client shall include, but not be limited to, providing LAMP on a timely basis with all information necessary for the performance by LAMP of its duties hereunder and granting LAMP reasonable and necessary access to the books and records of the Funds and to all legal and other documentation relating to the business of the Funds.

LAMP shall be deemed for all purposes to be an independent contractor and not an agent of Client or the Funds, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent Client or the Funds in any way. Neither LAMP nor any of its affiliates is a sponsor or promoter of the Funds.

2. Additional Services and Agreements.

                 a.          Customized Reporting/Special Projects. LAMP may choose to accept custom reporting and/or projects for client on a case by case basis, with fees to be agreed upon by both parties in advance. Any programming, report and or projects completed by LAMP are wholly owned by LAMP and may at LAMP’s discretion be supplied to other LAMP clients.

                 b.          Incorporation of Historic Data . LAMP may on a case by case basis agree to import historic trade and performance data provided electronically in a format acceptable to LAMP, with fees to be agreed by both parties in advance.

                 c.           LAMP Access for Client Ongoing Due Diligence and External Audits. During the term of this Agreement, LAMP agrees to cooperate with Client and to provide reasonable access on reasonable notice to Client for its ongoing due diligence and external audit requirements, subject to reasonable assurances of confidentiality and provided such cooperation and access do not cause an undue burden or expense to LAMP or otherwise interfere with LAMP’s business operations.

                  d.          Hiring/Attempted Hiring Of Either Party’s Employees. Neither Client nor LAMP will hire or attempt to hire personnel from the other party or its affiliates during the term of this Agreement or within three (3) years following its termination.

3. Fees and Expenses

a.           Compensation and Expenses. Client shall pay LAMP each month fees as defined in Exhibit E for CPO Portfolios, attached hereto and incorporated herein by reference, for the performance of LAMP’s obligations. All asset-based fees are based on beginning of month fund equity including notional funding.

LAMP shall be responsible for the compensation of its own personnel and any subcontractors hired at its own discretion, and for LAMP’s general overhead incurred in connection with the services provided by it.

The Funds or Client (as applicable) will pay their own professional costs such as legal and accounting fees and shall reimburse LAMP for its out-of-pocket expenses as set forth in Exhibit E.

b.          Billing and Payment. LAMP will bill monthly in advance all fees to Client. LAMP will itemize all fees and expenses. LAMP will deliver an itemized invoice to Client detailing its fees and out-of-pocket expenses, which shall be paid by Client by check delivered or direct deposit into LAMP’s account within ten (10) business days following LAMP’s delivery such invoice.

Upon the termination of this Agreement, Client shall immediately pay or cause to be paid all outstanding reimbursements to LAMP under this Agreement. Further, if termination is other than at a month end, Client shall pay to LAMP all expenses and pro rated fees for the final month.

4.  Safeguarding of Information, Confidentiality. Each party agrees (i) to keep all Confidential Information confidential, (ii) not use the Confidential Information other than for purposes of performing its obligations under this Agreement, (iii) not to disclose the Confidential Information to any third parties except as required to perform its obligations under this Agreement or as required by law.

 The term “Confidential Information” means all information relating to the other party to this Agreement provided to the other party pursuant hereto which is identified in writing as confidential or is reasonably believed by such other party to be confidential in nature but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by such other party, it representatives or affiliates or (ii) is or becomes available on a nonconfidential basis to a party from a source other than such other party, its representatives or affiliates (iii) is already known by such party, its representatives or affiliates on the date of hereof other than as a result of disclosure by the other party.

Neither party will use the name of the other party in its marketing materials without prior written consent of such other party.

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5. Term and Termination.

a.           Term. Unless sooner terminated as provided below, this Agreement shall continue in effect for a term of two (2) years from the first month-end following the execution hereof (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive two (2) year periods (each, a “Successive Term: and, together with the Initial Term, each, a “Term”), unless either party gives written notice of non-renewal to the other party at least one hundred and eighty (180) days prior to the renewal date.

b.      Termination. This Agreement may be terminated:

(i)     at the end of any Term upon at least one hundred and eighty (180) days written notice to the other party, or

(ii)   at any time by either party, upon at least thirty (30) days (fifteen (15) days in the case of failure to pay) written notice of a material breach or material non-performance by the other party of its obligations under this Agreement if at the end of the notice period such material breach or material non-performance has not been cured and is continuing.

In the event of termination by LAMP, other than in accordance with clause (ii) above, LAMP shall, if so requested by Client, continue to provide services hereunder for a period of up to ninety (90) days after the termination date and shall receive compensation during such transition period at the same level as provided in Section 3.

6.  Liability; Indemnification. LAMP shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in the provision of fund accounting and reporting services pursuant to this Agreement, except for losses arising from LAMP’s gross negligence or willful misconduct in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 6, the term “LAMP “ shall include LAMP, its affiliates and their respective shareholders, members, officers, directors, employees, agents, or controlling persons to which LAMP delegates obligations hereunder. Further, in no event shall LAMP be liable for any consequential damages. To the fullest extent permitted by law, Client shall indemnify and hold harmless LAMP if made a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of Client or the Funds), by reason of any act or omission or alleged act or omission relating to the Funds or this Agreement if such activities were performed in good faith either on behalf of the Funds or Client or in furtherance of the interests of the Funds or Client, and in a manner reasonably believed by it to be within the scope of the authority conferred by this Agreement or by law, against losses, damages, or expenses for which it has not otherwise been reimbursed (including, but not limited to, attorney’s fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by it in connection with such action, suit or proceeding so long as it was not guilty of gross negligence, willful misconduct, reckless disregard of its duties and obligations hereunder with respect to such acts or omissions, and with respect to any criminal action or proceeding, has no reasonable cause to believe its conduct was unlawful.

In no case shall Client be liable under this indemnity agreement with respect to any claim made against LAMP unless Client shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure to so notify Client shall not relieve Client from any liability which it may have otherwise than on account of this indemnity agreement. Client shall be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense shall be conducted by counsel chosen by it and satisfactory to LAMP. In the event that Client elects to assume the defense of any such suit and retain such counsel, LAMP shall bear the fees and expenses of any additional counsel thereafter retained by it unless (a) the employment of such counsel shall be authorized by Client, or (b) LAMP shall have reasonably concluded that its interests and those of Client are adverse or inconsistent with respect to defenses against payment, in which event the reasonable fees and expenses of one counsel for all indemnified parties selected by LAMP shall be borne by Client. Client shall advance costs to LAMP so long as LAMP agrees in writing to reimburse Client for such costs (without interest) in the event it is finally determined that LAMP is not entitled to reimbursement hereunder.

The foregoing agreement of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to LAMP.

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7.  Representations and Warranties. Each party hereby represents and warrants to the other party:

a.      Corporate Existence. It duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

b.      Due Authorization. The execution, delivery, and performance of this Agreement by it have been duly and effectively authorized by all necessary action. This Agreement, upon execution by both parties, will constitute the legal, valid and binding obligation of it, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and except as may be limited by general principles of equity.

c.      No Conflict. The execution, delivery and performance of this Agreement by it, do not conflict with any provision of law applicable to it or result in any breach of its constituent documents, or any order, judgment or other restriction by which it may be bound.

8. Miscellaneous.

a.      Services of LAMP Not Exclusive. The services of LAMP to Client and the Funds hereunder are not to be deemed exclusive and LAMP shall be free to conduct any other business in its sole discretion, including but not limited to rendering similar services to others.

b.      Amendments. This Agreement may not be amended or modified except by an instrument in writing executed by both parties hereto.

c.      Assignability. This Agreement may not be assigned by Client without the express written consent of LAMP. LAMP may assign or delegate the performance of any of its obligations hereunder to any affiliate of LAMP or an unrelated service provider (it being understood that LAMP will remain liable for the performance of such delegated obligations).

d.      Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

e.       Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to matters to which it pertains and supersedes all prior oral and written agreements and understandings between the parties with respect thereto.

f. GOVERNING LAW; JURISDICTION. ALL TERMS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, USA, WITHOUT REGARD TO SUCH STATE’S PRINCIPLES REGARDING CONFLICTS OF LAW.  The parties consent and submit to the jurisdiction of the federal and state courts located within Dallas, Texas, USA, in case of a dispute or claim arising hereunder.

g.       Notices. All notices and other communications required or permitted hereunder shall be delivered, telexed, cabled or mailed (by registered or certified mail, postage prepaid, or by Federal Express or similar express mail service) to the parties hereto at their respective addresses set forth below:

If to Client:

Ruvane Fund Management Corporation
Four Benedek Road

Princeton, NJ 08540

Attention: Robert Lerner

Facsimile: (609) 921-0577

If to LAMP :

LAMP Technologies LLC

8144 Walnut Hill Lane, Suite 300

Dallas, Texas 75231

Attention: Aladin T. Abughazaleh

Facsimile: (214) 346-4801

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h.      Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 2(d), 4 and 6 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

i.      No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof of the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

j.      Attorneys’ Fees.  In the event litigation is required to enforce any provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees to the extent it prevails.

k.      Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

l.        Counterparts. The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

m.     Force Majeure. If LAMP is prevented or delayed form or in performing any of its obligations under this Agreement by reason of the occurrence of a natural or man-made disaster, armed conflict, act of terrorism, riot or labor disruption, diversion and sabotage, strike, changes in legislation, other acts of God or circumstances affecting communications or LAMP’s systems, where in each case the relevant event or circumstances is beyond LAMP’s control, then LAMP shall notify Client of such event or circumstance and of the obligations performance of which is thereby delayed or prevented, and LAMP shall thereupon be excused the performance or punctual performance, as the case may by, of such obligations for so long as the relevant event or circumstance of prevention or delay may continue (and such failure of performance or punctual performance shall not constitute material non-performance for termination purposes.) This section shall be reciprocal in its operation and provide the same Force Majeure rights to the Client as provided to LAMP as described immediately above in this section.

n.      Delivery Services. LAMP may utilize Federal Express, UPS and similar express carriers, all of which are deemed acceptable delivery means by Client, and if any such carrier fails to deliver timely to Client such failure shall not constitute material non—performance hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written by their respective officers and representatives.

RFMC Global Directional Fund, L.P.

By: _________________________________
Name:
Title:

LAMP TECHNOLOGIES LLC

By: _________________________________
Name:
Title:

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EXHIBIT A TO FUND ACCOUNTING AND REPORTING AGREEMENT LAMP’S SERVICES

LAMP will provide the daily preliminary, daily reconciled and monthly reporting. LAMP creates accounting and reporting from transactional data supplied by the brokers utilized by the fund and offsets positions using intraday/FIFO method.

NOTE: Delivery times are dependent upon Client deliverable times listed in Exhibit D. Web reporting from LAMP will commence no later that 45 days after the Effective Date:

Daily Internet Reporting Preliminary Reports — un-reconciled	Frequency	Expected Delivery Time
LAMP customary web reporting suite as it may be amended from time to time	Daily, T+0	8:00 PM CST

Daily Internet Reporting Daily Reports - reconciled	Frequency	Expected Delivery Time

LAMP customary web reporting suite as it may be amended from time to time	Daily, T+1	3:00 PM CST

Monthly Reports	Frequency	Delivery Time

LAMP customary month-end financial reporting as it may be amended from time to time. Commission Allocation Report.	Monthly	15 Business Days

 *NOTE – LAMP does not provide footnotes as a part of its

Fund Accounting Services

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EXHIBIT B TO FUND ACCOUNTING AND REPORTING AGREEMENT BROKERS AND DEALERS
Broker	Contact & Phone	Instruments Traded	Broker Transmission Type
			Fixed Format Electronic	Readable Electronic	FAX

Instruments Traded

A Exchange-traded Futures
B Exchange-traded Options on Futures
C Foreign Exchange, Cash and Forwards
Electronic – Complete and structurally stable electronically delivered data file or report files for automated processing. See description in Section 1 of the Agreement.

NOTE:  As Brokers, Advisors and Trading accounts and/or instrument types are added or changed, this Exhibit must be updated and agreed to in a timely manner prior to their trading by all parties to reflect those changes. Facsimile report of daily transactional data from Advisors cause Client to incur manual trade entry costs. Facsimile transmissions of break sheets from Advisors are acceptable.

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EXHIBIT C TO FUND ACCOUNTING AND REPORTING AGREEMENT ADVISORS
Advisor	Contact & Phone	Instruments Traded	Advisor Transmission Type
			ASCII File	Excel File	Other
Welton Investment Corporation

Instruments Traded

A Exchange-traded Futures
B Exchange-traded Options on Futures
C Foreign Exchange, Cash and Forwards
Files – Complete and structurally stable electronically delivered ASCII data or report files for automated processing. See description in Section 1 of the Agreement.

NOTE:  As Brokers, Advisors and Trading accounts and/or instrument types are added or changed, this Exhibit must be updated and agreed to in a timely manner prior to their trading by all parties to reflect those changes. Facsimile report of daily transactional data from Advisors cause Client to incur manual trade entry costs. Facsimile transmissions of break sheets from Advisors are acceptable.

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EXHIBIT D TO FUND ACCOUNTING AND REPORTING AGREEMENT CLIENT DELIVERABLES
To be delivered on behalf of Client	Delivery Time**
Cause LAMP to receive data /files and daily transactional and cash information daily from Brokers in an accurate and timely manner	3:00 AM T+1
Provide legible, accurate copies of all account/fund expenditures and non-trading accruals	As occur
Provide legible, accurate cash account additions and expenditures	As occur
Provide legible, accurate Advisor reallocations	As occur
Provide legible, accurate investor additions, redemption’s and other investor related information	As occur
Provide legible, accurate reporting of all hedging and or cash management activity	As occur
Provide all account/fund documents relating to their accounting and non investor reporting requirements	As requested or required in this Agreement
Provide all Advisor documents relating to their accounting and non investor reporting	As occur or as required in this Agreement
Provide to LAMP all historic data to produce all financial reports and any other reports requested by Client	As occur or as required in this Agreement
Provide all information required by LAMP to initiate a new account or Advisor	As occur
Cause LAMP to receive monthly bank statements	As occur
Cause LAMP to receive monthly broker statements	As occur

* Due to the nature of the work being performed by LAMP, timely cooperation with all related parties is a necessity. To the extent that this cooperation is not obtained, the timeliness and accuracy of LAMP’s duties may be negatively impacted, thereby preventing Client from obtaining the service level desired.

**Failure to provide required information by the time designated will cause LAMP to provide inaccurate or incomplete preliminary and daily information to Client. LAMP can not be responsible for missing or late data from Advisors or Brokers although LAMP will use best efforts to collect the data.

NOTE: All times are CST

T+0 is defined as trade date

T+1 is defined as the next business day following trade date

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EXHIBIT E TO ACCOUNTING SERVICES AGREEMENT FEES TO LAMP; EXPENSES
A. Fees to LAMP

Fee Schedule

Structure-Based Fee Schedule
Monthly base cost per advisor (data pulled from broker reports on T+1)	$ 275
Monthly premium for each account requiring balancing to broker or bank - T+0 reporting)	250
Monthly cost per FCM / Carrying broker	100
Monthly cost for monthly financials at fund level (or share class)	1,000
Monthly cost per UNIT-based investor	3.00
Monthly cost per CAPITAL-based investor	5.00

Asset Based Fee Component
Asset based fee up to and including break point 1	0.15%
Asset based fee above break point 1 and up to and including break point 2	0.13%
Asset based fee above break point 2 and up to and including break point 3	0.12%
Asset based fee above breakpoint 3	0.10%
Break point 1	10,000,000
Break point 2	50,000,000
Break point 3	100,000,000

Set Up Fees
One-time set up charges	3,000

Minimum Applicable Fees
Monthly minimum per fund	3,000
Monthly minimum per advisor	500
Applicable monthly minimum fee	3,000

Additional Services:
Value at Risk Reporting (fixed per month)	1,500
Consulting support for SEC filings (estimate per quarter - includes sub-vendors and subject to fluctuation)	13,000

Additional one time charges:

  For each new account opened - $300 USD one time setup charge

  For each account closed - $150 USD one time closing fee

  For each account transferred between FCMs - $500 USD one time transfer fee.

  For each new FCM - $500 one time parsing fee

  For Changing FCMs - $100 per hour

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B. Expenses

1. Out-of-pocket Expenses: Beginning on the Effective Date, Client shall reimburse LAMP for all out-of-pocket expenses incurred by LAMP in connection with LAMP’s performance of services hereunder, in accordance with the following schedule:

  Photocopying and facsimiles will be charged at the rate of US$.25 for each single-sided page plus delivery costs beyond the provision of one (1) complete set [two (2) for the last month of each Fund’s fiscal year] of financials and all supporting documentation each month.

  There is no additional charge for reports/files delivered through LAMP’s Internet reporting system.

  Postage, express mail and messenger services will be as charged by the third party.

  Data feed charges (if applicable) attributable to Client will be as charged by the third party.

  Travel expenses (pre-approved by Client) will be as charged by the third parties.

  Other incidental expenses incurred on the Funds’ or Client’s behalf will be as charged by the third party.  LAMP shall obtain Client’s consent before incurring any non-routine expense over US$500.00.

2.           Extraordinary Expenses. In cases where LAMP may spend extraordinary resources to support Client’s needs, additional charges will be made by LAMP to Client. LAMP will specifically inform Client that extraordinary fees may be charged prior to the commencement of the work for which the charges will be made.

3. Additional Service Requirements. The fee structure described herein is based on:

  LAMP’s services being as described in Exhibit A.

  a maximum of twelve month-end closings per year per Fund.

  close cooperation of Client and its agents with LAMP.

  all Fund expenses being paid and tracked by Client and reported timely to LAMP.

  Client overseeing all audits in Client’s offices (LAMP personnel will not be present unless specifically requested by Client).

  Client performing all cash management and associated reconciliation responsibilities and reporting the results of same in a timely manner to LAMP.

  Client and its clients providing their own Internet access and utilizing Microsoft Internet Explorer Version 6.0 or higher browser technology to obtain delivery of reports designated as deliverable over the Internet.

  All equity run reports and data file transmissions being completed without error no later than 1 a.m. Central time immediately following the trading day.

  Advisors’ trade confirmations being received by LAMP by 4 p.m. Central time on the trading day.

  Client executing all reasonably necessary documents and agreements required by LAMP’s vendors necessary for LAMP to meet its obligations to Client hereunder (for example, confidentiality agreements relating to pricing information supplied by third-party vendors).

  LAMP will not provide any services on the days banks in Dallas are closed to observe the following holidays: New Years’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

  Client promptly reviewing all reports provided by LAMP hereunder.

  Client promptly notifying LAMP in writing of any problems with LAMP’s reports which occur at any time.

  If Client has notified LAMP of a reporting error within 30 calendar days of Client’s receipt of a report, LAMP, will, if so required, make a month-end accounting adjustment to address the issue. If LAMP has not been so notified, Client shall be deemed to have accepted such report. If Client has notified LAMP of a reporting error within 2 business days of Client’s receipt of a daily transaction report, LAMP will, if so required, issue a re-statement of such daily transaction report; If LAMP has not been so notified, Client shall be deemed to have accepted such report.

  If LAMP needs verification on an accounting policy issue, the parties will discuss the issue and document and implement the resolution of the issue. If the parties later decide that the resolution was inaccurate, additional fees shall apply to any reports which need to be restated at LAMP’s standards rates provided herein.

Additional fees may apply if any of the foregoing additional service requirements are not complied with by Client.

4. Documentation Expenses. Each party shall bear its own legal fees and expenses incurred in preparing and negotiating this Agreement and related documentation.

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EXHIBIT F TO ACCOUNTING SERVICES AGREEMENT FUNDS TO TRANSITION

RFMC Global Directional Fund, L.P.

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